EXHIBIT 10.106

November 1, 2007

Roger Harrison
Chairman of the Board
Performance Health Technologies
427 Riverview Plaza
Trenton, NJ 08611

RE: Engagement of Phoenix Ventures, LLP

Dear Roger:

Phoenix Ventures (hereinafter, “We” or the “Firm”) will provide to Performance Health Technologies, Inc. (hereinafter the “Company” or PHT) with a variety of services including, but not limited to the following items listed below:

1.  Administration

The firm will assist in the provision of communication and data services, the maintenance of files, correspondence and other records of the company, logistics, special events and all other administrative duties and functions as required by PHT.

2.  Human Resources and Personnel

The firm will assist in the development of all PHT employee policies, procurement and administration of employee benefits, recruitment, and payroll assistance. The development of effective company policies as they relate to employees, including benefit packages, discrimination, harassment, ethics and codes of conduct, salary guides will be of particular focus to the firm.

3.  Investor Relations

The Firm will provide investor relations for PHT including information services to investors on a regular basis, the issuance of press releases regarding significant company developments, capital resource identification, the preparation of investor presentations to brokers and private equity groups, Phoenix Ventures will work closely with the company’s public relations firm to generate the maximum positive exposure for PHT’s progress.

4.  Strategic Planning Assistance

The firm will provide assistance and advice pertaining to the development of strategic     planning process which will set forth PHT’s future goals, marketing plans, projections, bench marks and overall direction.

5.  General Management Consulting and Assistance

The firm will lend its expertise and experience in areas such as management, marketing, finance, public relations and government relations, including grant writing, whenever required by the company.

It is agreed that PHT retains the Firm for the services described in sections 1 through 5 above for a period of one (1) year, such term of service beginning November 1, 2007 and ending October 31, 2008.

Phoenix Ventures will be compensated for such services $3,000 per month. This cumulative amount will be reduced from any other fee Phoenix Ventures earns from PHT for any other specifically agreed upon project, grant application or fee for service work. PHT will also pay reasonable expenses for Federal Express if needed, messenger services or other mutually agreed upon expenses incurred by the Firm on its behalf. The Firm will provide an invoice at the end of each month detailing expenses incurred. In addition, PHT will issue to the firm 12,000 option shares at an exercise price of $0.30 per share vested, 1,000 options for each month this contract is in effect. The vested options shall be exercisable for ten years regardless of whether or not this contract is in effect at the time of exercise.

The Firm agrees that all information provided by PHT to the Firm, at all times shall remain, confidential.

After a six (6) month period, the Firm and PHT will review its time and activity, and make any contractual adjustments accordingly.

After the six (6) month period described above, either the Firm or PHT may cancel this Agreement without cause with 30 days’ prior written notice to the other party.

AGREED TO AND ACCEPTED THIS 1st DAY OF NOVEMBER, 2007:

PERFORMANCE HEALTH TECHNOLOGIES, INC.

By:	/s/ Roger Harrison
Roger Harrison
Chairman of the Board

PHOENIX VENTURES

By:	/s/ Kevin Miller
Kevin Miller
Partner